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                                                                   EXHIBIT 10(n)





                               September 16, 1996

Mr. P. Michael Sullivan
5009 Sail Creek Drive
Plano, Texas 75093

       Re:    IPO Consulting Services Agreement

Dear Mr. Sullivan:

       ErgoBilt, Inc., a Texas corporation ("Company"), intends to acquire by merger the business of BodyBilt Seating, Inc. ("BodyBilt"), and to thereafter operate BodyBilt as a wholly-owned subsidiary. In connection with such acquisition, the Company desires to conduct an initial public offering of its common stock (the "IPO"). The Company desires to retain you as a consultant to the Company with respect to the IPO. You have agreed to provide such consulting services on the terms and conditions set forth in this letter agreement ("Letter Agreement").

       1. GENERAL SCOPE OF SERVICES. Effective as of September 16, 1996, the Company shall retain you as a consultant for the purposes of providing advice and expertise on issues which directly or indirectly relate to the IPO, including, but without limitation, all matters concerning the prospective financial operations of the Company and its subsidiaries. You will be required to render such services on an as-needed basis and to devote such time necessary and/or desirable to perform your duties and responsibilities as directed by the undersigned. The term of this Letter Agreement shall be for a period commencing as of September 16, 1996, and shall continue until the earlier of the Closing of the IPO or December 31, 1996. This Letter Agreement may be extended upon the mutual agreement of the parties. In the event the IPO closes, the Company has agreed to employ you on the terms and conditions set forth in the form of Executive Employment Agreement attached hereto as Exhibit A, and you have agreed to accept such employment. Such employment shall commence on the date of the Closing of the IPO, which date shall be deemed the "Effective Date" for said Executive Employment Agreement.

       2.     COMPENSATION.

              2.1 CONSULTING FEE. The Company agrees to pay to you the monthly sum of Seven Thousand and No/100 Dollars ($7,000.00) as consulting fees ( "Consulting Fees"). Consulting Fees shall be payable on the last day of each calendar month and shall be prorated on the basis of a thirty (30) day month for services rendered during any partial month.
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Mr. P. Michael Sullivan
September 16, 1996
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              2.2    BUSINESS EXPENSES.  In addition to Consulting Fees, you
will be entitled to reimbursement on a monthly basis for reasonable, documented business expenses incurred with respect to your services rendered. Such business expenses shall be paid with ten (10) business days following your submission of a written expense report. On the date of the Closing of the IPO, you will be required to provide to the Company a full and final accounting of all business expenses incurred.

       3. TERMINATION OF LETTER AGREEMENT. Our respective obligations under this Letter Agreement shall terminate in the event of your death or inability to provide services due to mental or physical disability. Upon such termination, the Company shall have no further obligation to you except for accrued and unpaid Consulting Fees through the date of termination and business expenses at the time of termination. This Letter Agreement shall also terminate upon our mutual agreement that efforts to continue the conduct of and/or otherwise close the IPO are not commercially reasonable and that your services are no longer reasonably required. In such case, you shall receive your Consulting Fees prorated through the effective date of such termination plus your business expenses incurred through the termination date.

       4.     NON-DISCLOSURE.

              (i) Confidential Information. You have agreed that you shall not, directly or indirectly, for yourself or on behalf of any other person, firm, partnership, organization, corporation, or any other entity or association, reveal to any person, entity or association any information about the Company which the Company, BodyBilt or the Company's subsidiaries (collectively, the "ErgoBilt Companies") treats as confidential or as trade secrets ("Confidential Information"), neither of which are generally known in the business communities in which the ErgoBilt Companies operate, or known to their customers, suppliers, employees, officers, directors, shareholders or sales force. For purposes of this Letter Agreement, the term "Confidential Information" shall mean trade secrets, product and other research and development activities, inventions, and any other knowledge, data or information that the ErgoBilt Companies treat as proprietary, whether or not such Confidential Information is patentable or copyrightable, however it is embodied and irrespective of whether it is labeled as "proprietary" or "confidential" and whether or not it was developed by you. By way of illustration but not limitation, Confidential Information includes (a) know-how, ideas, improvements, discoveries, developments, processes, existing and future product design and performance specifications, techniques, formulas, algorithms, product architectures, source and object codes, data, data compilations and other works of authorship; and (b) information regarding the ErgoBilt Companies' marketing, sales, research and development and new product plans, ErgoBilt Companies' business plans, budgets, and unpublished financial statements, ErgoBilt Companies' licenses, suppliers and customers,





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Mr. P. Michael Sullivan
September 16, 1996
Page 3




       and information regarding the skills and compensation of ErgoBilt Companies' officers and employees. Confidential Information shall also include any and all matters relating to the IPO, the merger with BodyBilt, and the Company's agreements with its underwriters, bridge lenders, or other third parties.

              (ii) Non-Disclosure Agreement. You shall have no right whatsoever to use, exploit, or disclose the Confidential Information for any purpose other than in the performance of your obligations hereunder, or to disclose it to any employee or other representative of the ErgoBilt Companies other than on a "need to know" basis, or to disclose it to any third party without the written consent of the ErgoBilt Companies, which consent may be withheld in the ErgoBilt Companies' sole discretion and which consent, when given, may require the third party to execute a Non-Disclosure Agreement in a form satisfactory to the Company.

              (iii) Protection Policies and Procedures. You shall strictly comply with any and all policies and procedures adopted by the ErgoBilt Companies so as to protect the Confidential Information. Such policies and procedures may include, without limitation: marking all written materials "Confidential Information of (Name of Specific ErgoBilt Company)" and/or with such other legends necessary or appropriate to identify the materials as the ErgoBilt Companies' Confidential Information; limiting access to and/or dissemination of the Confidential Information to those persons who have a "need to know" the Confidential Information to enable such persons to perform their duties consistent with the purposes for which such Confidential Information was disclosed; limiting and otherwise controlling copies or other forms of reproduction of the Confidential Information; and maintaining the Confidential Information in a secure place or places so as to preclude unauthorized access thereto. If you are in doubt as to whether certain information constitutes Confidential Information, you should assume such information is Confidential Information subject to protection under this Letter Agreement and treat such information accordingly.

              (iv) Grounds of Dismissal. You acknowledge and agree that your breach of your obligations under the terms of this Letter Agreement shall constitute grounds for immediate termination.

              (v) Non-Competition. You expressly agree that, any time during or after the termination of this Letter Agreement, you will not use any of the Confidential Information to compete, in any way, with the ErgoBilt Companies without the prior written consent of the Company, which consent may be withheld in its sole and absolute discretion.





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Mr. P. Michael Sullivan
September 16, 1996
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              (vi)   Injunctive Relief.  You understand and agree that the
       ErgoBilt Companies have a substantial ongoing investment in the development of the Confidential Information, and the ErgoBilt Companies would be irreparably injured if this Letter Agreement were to be breached. Should the ErgoBilt Companies, or any one of them, bring suit for breach of this Letter Agreement or for unauthorized use or disclosure of any Confidential Information, you consent to jurisdiction and venue in any federal or state court in Texas, in Dallas County, and agree that preliminary and permanent injunctive relief would be an appropriate, though not exclusive, remedy and agree not to oppose any request for expedited discovery in such an action.

              (vii) Return of Written Materials. Immediately upon the termination of this Letter Agreement and provided that you do not become an employee of the Company for any reason, you shall return to the Company the original and all copies of any written Confidential Information.

       5. INDEPENDENT CONTRACTOR. It is expressly understood that you are acting as an independent contractor and are not subject to the Company's control nor authorized to act as the Company's agent or legal representative. This Letter Agreement shall not act or be construed to create an employer-employee relationship, partnership, joint venture or any other agency relationship between the parties. Absent the Company's prior approval, you shall have no authority or power to make any commitments of any nature whatsoever for the account of or on behalf of the Company. You shall have the right to employ such personnel as you deem necessary to render services hereunder; however, such personnel shall be at your sole cost, risk and responsibility. You shall be responsible for all social security, income tax withholding, unemployment insurance, and such other amounts the Company would otherwise be required to deduct and withhold from amounts payable to you.

       6. NO ASSIGNMENT, BINDING EFFECT. You may not assign this Letter Agreement or your obligations hereunder. This Letter Agreement shall be binding on you and your heirs, beneficiaries, representatives, successors and assigns. This Letter Agreement will inure to the benefit of the Company and its respective successors and assigns.

       7. GOVERNING LAW. This Letter Agreement shall be governed and interpreted by the laws of the State of Texas.

       8. ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Letter Agreement, the prevailing party in such action shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which they may be entitled.





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Mr. P. Michael Sullivan
September 16, 1996
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       9.     MODIFICATIONS.  All additions or modifications to this Letter
Agreement must be made in writing and must be signed by both you and the Company.

       10. SURVIVAL OF CERTAIN COVENANTS. Your obligations contained in paragraph 4 above shall survive the termination of this Letter Agreement.

       If the foregoing accurately states our agreement with respect to the subject matter hereof, please execute the original and enclosed copy of this Letter Agreement. Retain the original letter for your files and return the fully executed duplicate original to me for the Company's files.


                                     Very truly yours,


                                     /s/ GERARD SMITH
                                     -----------------------------------
                                     Gerard Smith
                                     President



Accepted and Agreed:

/s/ P. MICHAEL SULLIVAN
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P. Michael Sullivan